EXHIBIT 99.1

N E W S   R E L E A S E

HAVERTYS REPORTS RESULTS FOR SECOND QUARTER 2010

ATLANTA, GEORGIA, August 4, 2010 -- HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) reports second quarter 2010 operating results, with increased sales of 11.9%, solid gross profit margins and leveraging of operating costs.  The loss per share for the second quarter of 2010 is ($0.03) compared to a loss per share of ($0.31) for the same period of 2009.  The earnings for the six months ended June 30, 2010 are $0.08 compared to a loss per share of ($0.65) for 2009.

Clarence H. Smith, president and chief executive officer, said, “We believe we are continuing to grow our market share as second quarter comparable store sales were up 13.2%.  Recent sales trends and consumer confidence reports however indicate the tenuous nature of the recovery.  Shipping lines are cautiously managing capacity, and although we have not experienced the level of disruption in receiving products from overseas suppliers that others have encountered, increases in contract container freight rates have modestly reduced our gross profit margins.  Our discipline in holding operating costs in check kept SG&A expenses controlled.  Despite today’s economic uncertainty, we are not complacent in our approach to gaining market share.  We are investing in our current store base and our internet site because we believe that focusing on the customer experience is vital to our continued success.”

Financial Highlights

Second Quarter 2010 Compared to Second Quarter 2009
•	Net sales increased 11.9% to $145.1 million and comparable store sales increased 13.2%.
•
Gross profit margins were 51.2% as a percent of sales compared to 51.4%.  The decrease is due to the negative impact of a $0.6 million (0.4% of sales) increase in the LIFO inventory reserve due to inflation partly offset by certain improvements.

•
Selling, general and administrative costs decreased 4.6% as a percent of net sales.  Occupancy costs continued to benefit from lower depreciation expense and improved efficiencies were realized in all major cost categories.

•
Income tax benefit includes an increase to our valuation allowance on deferred tax assets of $0.2 million, a decrease of $0.01 in per share earnings compared to the prior period increase in the allowance of $2.4 million, which decreased earnings $0.11 per share.

•	Our retail store count is 119 versus 121.

Six Months ended June 30, 2010 Compared to Same Period of 2009
•	Net sales increased 9.9% to $301.1 million and comparable store sales increased 11.6%.
•
Gross profit margins increased to 51.7% as a percent of sales from 51.3% due to pricing discipline and product mix, offset in part by the impact of a $0.6 million increase in the LIFO inventory reserve.

 more…..

NEWS RELEASE – August 4, 2010 Page 2
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES

•	Selling, general and administrative costs decreased by 5.0% as a percent of net sales. Improved efficiencies were realized in all major categories as fixed costs were leveraged.
•
Income tax expense includes a reduction in our valuation allowance on deferred tax assets of $0.7 million, an increase of $0.03 in per share earnings compared to the prior period increase in the allowance of $5.1 million, which decreased earnings $0.24 per share.

Expectations and Other
•	Delivered sales for the third quarter to date of 2010 have increased 7% over the same period last year while written business is up 1%.
•
Gross profit margins for the remainder of the year will be impacted by increased costs as recognized under our LIFO inventory accounting method.  We expect that gross profit margins for the full year will be near the second quarter levels.

•	During the fourth quarter, we will enter the Columbus, Georgia market with one store and close our single stores as leases expire in Bowling Green, Kentucky and Abilene, Texas.
•	Our anticipated annual capital expenditures for 2010 are $13.5 million.
•	Cash flow from operations for the six months ended June 30, 2010 was $18.0 million.
•	Cash at the end of the second quarter of 2010 totaled $62.1 million. We have no funded debt and $34.5 million of availability under our credit facility.

 more…..

NEWS RELEASE -- August 4, 2010 Page 3
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES

Condensed Consolidated Statements of Operations (In thousands, except per share data - Unaudited)
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net sales	$145,075	$129,683	$301,111	$273,921
Cost of goods sold	70,800	63,062	145,571	133,537
Gross profit	74,275	66,621	155,540	140,384

Credit service charges	184	311	398	704
Gross profit and other revenue	74,459	66,932	155,938	141,088

Expenses:
Selling, general and administrative	74,875	72,860	153,753	153,738
Interest, net	206	203	414	380
Provision for doubtful accounts	43	247	206	662
Other (income) expense, net	(8)	141	(210)	20
Total expenses	75,116	73,451	154,163	154,800

(Loss) income before income taxes	(657)	(6,519)	1,775	(13,712)

Income tax (benefit) expense	(51)	63	27	133

Net (loss) income	$(606)	$(6,582)	$1,748	$(13,845)

Basic and diluted (loss) earnings per share:
Common Stock	$(0.03)	$(0.31)	$0.08	$(0.65)
Class A Common Stock	$(0.03)	$(0.30)	$0.08	$(0.62)

Basic weighted average shares outstanding:
Common Stock	18,060	17,397	17,820	17,360
Class A Common Stock	3,673	3,987	3,773	3,996

Diluted weighted average shares outstanding:
Common Stock	21,733	21,384	21,945	21,356
Class A Common Stock	3,673	3,987	3,773	3,996

more…..

NEWS RELEASE – August 4, 2010 Page 4

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES

Condensed Consolidated Balance Sheets (In thousands)

	June 30,	December 31,	June 30,
	2010	2009	2009
	(Unaudited)		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$62,141	$44,466	$22,355
Accounts receivable	13,721	15,299	14,982
Inventories, at LIFO cost	89,002	93,301	93,421
Prepaid expenses	9,638	8,741	10,050
Other current assets	5,674	6,494	4,097
Total current assets	180,176	168,301	144,905

Accounts receivable, long-term	614	844	1,240
Property and equipment	170,608	176,363	183,825
Deferred income taxes	10,685	9,114	7,813
Other assets	5,618	6,311	6,327

	$367,701	$360,933	$344,110

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$18,007	$19,128	$16,803
Customer deposits	17,862	14,002	14,726
Accrued liabilities	29,598	30,208	24,901
Deferred income taxes	7,615	7,750	6,891
Current portion of lease obligations	406	357	332
Total current liabilities	73,488	71,445	63,653

Lease obligations, less current portion	6,609	6,826	7,014
Other liabilities	37,109	38,105	41,440
Total liabilities	117,206	116,376	112,107

Stockholders' equity	250,495	244,557	232,003

	$367,701	$360,933	$344,110

more…..

NEWS RELEASE -- August 4, 2010 Page 5

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
(In thousands - Unaudited)

	Six Months Ended June 30,
	2010	2009

Cash flows from Operating Activities
Net income (loss)	$1,748	$(13,845)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	8,528	10,115
Share-based compensation expense	1,008	955
Provision for doubtful accounts	206	662
Deferred income taxes	(1,706)	-
Net gain on sale of property and equipment	(117)	(19)
Other	(169)	300

Changes in operating assets and liabilities	8,550	15,679

Net cash provided by operating activities	18,048	13,847

Cash flows from Investing Activities
Capital expenditures	(3,137)	(1,263)
Proceeds from sale-leaseback transaction	-	6,625
Proceeds from sale of property and equipment	206	29
Other investing activities	-	43

Net cash (used in) provided by investing activities	(2,931)	5,434

Cash flows from Financing Activities
Proceeds from borrowings under revolving credit facility	-	5,800
Payments of borrowings under revolving credit facility	-	(5,800)

Net change in borrowings under revolving credit facility	-	-
Payments on lease obligations	(168)	(148)
Proceeds from exercise of stock options	3,39	-
Other financing activities	(593)	(475)

Net cash provided by (used in) financing activities	2,558	(623)

Increase in cash and cash equivalents during the period	17,675	18,658

Cash and cash equivalents at beginning of period	44,466	3,697

Cash and cash equivalents at end of period	$62,141	$22,355

more…..

NEWS RELEASE -- August 4, 2010 Page 6
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES

Valuation Allowance and GAAP to Non-GAAP Reconciliation

Our income tax expense (benefit) in 2010 and 2009 included a non-cash (benefit) or charge for a valuation allowance related to our deferred tax assets.  The adjustments to this valuation allowance do not result in ongoing cash expenditures, and, in our view, do not otherwise have a material impact on our ongoing business operations. Accordingly, we believe that providing non-GAAP financial measures that exclude the impact of this valuation expense allows investors and analysts to make meaningful comparisons of our ongoing core business operating results.  The following table excludes the effect of changes in this valuation allowance from our calculation of the following: non-GAAP net income (loss) and non-GAAP diluted earnings (loss) per common share and reconciles these amounts to our GAAP results (amounts in thousands except per share data):

	Quarter Ended				Quarter Ended
	June 30, 2010				June 30, 2009
	GAAP		Non-GAAP		GAAP		Non-GAAP

Loss before income taxes	$(657)	$(0.03)	$(657)	$(0.03)	$(6,519)	$(0.30)	$(6,519)	$(0.30)

Income taxes:
Current and deferred tax (benefit) expense	(269)	(0.01)	(269)	(0.01)	(2,342)	(0.10)	(2,342)	(0.10)
Valuation allowance increase	218	0.01			2,405	0.11

Total tax (benefit) expense	(51)	0.00	(269)	(0.01)	63	0.01	(2,342)	(0.10)

Net loss	$(606)	$(0.03)	$(388)	$(0.02)	$(6,582)	$(0.31)	$(4,177)	$(0.20)

	Six Months Ended				Six Months Ended
	June 30, 2010				June 30, 2009
	GAAP		Non-GAAP		GAAP		Non-GAAP

Income (loss) before income taxes	$1,775	$0.08	$1,775	$0.08	$(13,712)	$(0.64)	$(13,712)	$(0.64)

Income taxes:
Current and deferred tax expense (benefit)	700	0.03	700	0.03	(5,008)	(0.23)	(5,008)	(0.23)
Valuation allowance increase (decrease)	(673)	(0.03)			5,141	0.24

Total tax expense (benefit)	27	0.00	700	0.03	133	0.01	(5,008)	(0.23)

Net income (loss)	$1,748	$0.08	$1,075	$0.05	$(13,845)	$(0.65)	$(8,704)	$(0.41)

Havertys, established in 1885, is a full-service home furnishings retailer with 119 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle  to upper-middle price ranges.  Additional information is available on the company's website at www.havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company's reports filed with the SEC.

The company will sponsor a conference call Thursday, August 5, 2010 at 10:00 a.m. Eastern Daylight Time to review the first quarter.  Listen-only access to the call is available via the web at www.havertys.com (For Investors) and at www.streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

SOURCE:  Haverty Furniture Companies, Inc.
Haverty Furniture Companies, Inc.
Dennis L. Fink, 404-443-2900
EVP & CFO
or
Jenny Hill Parker, 404-443-2900
SVP, Finance, Secretary and Treasurer